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                                                                    EXHIBIT 99.2

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Primark Corporation (Excluding the Operations of TASC)
Condensed Consolidated Statements of Income (Unaudited)
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

                                                             Three Months Ended                Twelve Months Ended
                                                                 December 31                        December 31
                                                            1997             1996             1997             1996
                                                         ---------        ---------        ---------        ---------
                                                                       (Thousands Except Per Share Amounts)
Operating revenues                                       $ 103,149        $  84,262        $ 397,875        $ 277,063
Cost of services                                            40,544           39,309          157,327          104,479
Selling, general and administrative                         35,352           28,702          151,559          111,463
Restructuring charge                                           -                -              6,800              -
                                                         ---------        ---------        ---------        ---------
     EBITDA (*)                                             27,253           16,251           82,189           61,121
Depreciation and amortization                               13,087           10,318           50,205           33,282
                                                         ---------        ---------        ---------        ---------
     OPERATING INCOME                                       14,166            5,933           31,984           27,839
Investment income                                              215              479            1,085            2,675
Interest expense                                            (4,181)          (3,637)         (15,986)         (12,468)
Foreign currency gain (loss)                                  (494)             350            1,831            1,836
Other income (deductions) - net                               (622)              38            1,039               66
Income tax (expense)/benefit                                (3,908)             185          (12,963)          (7,432)
                                                         ---------        ---------        ---------        ---------
     INCOME FROM CONTINUING OPERATIONS                   $   5,176        $   3,348        $   6,990        $  12,516
                                                         =========        =========        =========        =========

EARNINGS PER COMMON SHARE (**)
     Income from continuing operations                   $    0.20        $    0.13        $    0.26        $    0.49
     Weighted average common shares outstanding             26,151           26,517           26,348           24,813
EARNINGS PER COMMON SHARE - ASSUMING DILUTION (**)
     Income from continuing operations                   $    0.19        $    0.12        $    0.25        $    0.46
     Common shares outstanding - assuming dilution          27,939           28,064           27,944           26,571
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(*)  EBITDA represents earnings before interest, taxes, depreciation and amortization.
(**) Earnings per common share for the year ended December 31, 1996 include
     $359,000 of preferred stock dividends.

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